EMPLOYMENT AGREEMENT

                 AGREEMENT made this 21st day of December, 1994, as of December 1, 1994, by and between CHRISS W. STREET, residing at 2235 Pacific Drive, Corona Del Mar, California
92625 (hereinafter referred to as the "Executive") and COMPREHENSIVE CARE CORPORATION, a Delaware corporation with principal offices located at 16305 Swingley Ridge Road, Chesterfield, Missouri 63017, (hereinafter referred to as the "Company").

            W I T N E S S E T H :

                 WHEREAS, the Company, through its wholly-owned subsidiary corporations, is currently engaged in the business of (i) providing treatment programs for psychiatric disorders and chemical and drug dependence through freestanding and leased facilities and (ii) providing various managed behavioral health care services through contract capitation agreements; and
                 WHEREAS, the Company desires to continue to benefit from the executive talent and ability of Executive, and to continue to engage Executive as its President and Chief Executive Officer;
                 NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

                  ARTICLE I
                 EMPLOYMENT

                 Subject to and upon the terms and conditions of this Agreement, the Company hereby employs and agrees to continue the employment of the Executive, and the Executive hereby accepts such continued employment in his capacity as President and Chief Executive Officer of the Company, with the title of Chairman, President and Chief Executive Officer. Executive shall report to the Board of Directors of the Company.

                ARTICLE II
   ELECTION OF EXECUTIVE AS A DIRECTOR;
DIRECTORS LIABILITY INSURANCE AND INDEMNIFICATION

                 (A)  Election of Executive as a Director
                      of the Company

                 Upon the execution of this Agreement and for the full term hereof, the Company shall cause Executive to continue to be elected as a Class II Director of the Company, and to be further elected as Chairman of its Board of Directors. The Company shall, during the full term of this Agreement, utilize its best efforts to cause Executive to be re-elected to such positions. Such best efforts shall, in the case of the Company, include but not be limited to including Executive as part of managements slate of Directors to be elected by shareholders, endorsing the election of Executive as a director, and soliciting proxies for the election of Executive.


                 (B)  Procurement of Directors Liability
Insurance
                 So long as Executive shall serve as an officer and Director of the Company, the Company shall procure and obtain, and continue in full force and effect, at its sole cost and expense, an officers and Directors liability insurance policy in an amount of not less than $1 million. Such policy of insurance shall insure against claims and liability while acting in the capacity of an officer or director of the Company or any subsidiary thereof, shall provide for the defense of all such claims and shall be subject to fraud exclusions and other usual and customary exclusions contained in such policies as offered and written in the City of Los Angeles. Such policy shall be obtained from a reputable insurance carrier rated A+ or better by Best.
                 (C)  Indemnification
                 During the term of employment, and subsequent thereto with respect to any claim arising out of or in connection with his employment with the Company or any subsidiary of the Company during the term of this Agreement, the Company shall indemnify and hold Executive harmless from all claims and liability, loss or damage (including but not limited to judgments, fines and amounts paid in settlement), asserted against Executive or incurred by Executive, including reasonable attorneys fees and costs of investigation (the "Indemnification"). The Indemnification provided for herein shall be in addition to and not in substitution or diminution of any and all rights to indemnification which Executive may be entitled to under the laws of the State of Delaware or the Certificate of Incorporation or By-Laws of the Company.
                 In furtherance of the Indemnification, the Company shall indemnify Executive from any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the Company, by reason of the fact that Executive is or was an officer or director of the Company or any subsidiary of the Company.
                 All expenses, including reasonable attorneys fees, incurred by Executive in defending any civil, criminal, administrative or investigative action, suit or proceeding, shall, upon request by Executive, be paid and advanced by the Company in advance of the final disposition of such action, suit, or proceeding; provided, however, that Executive shall repay to the Company all amounts so advanced if it shall be ultimately and finally determined that Executive is not entitled to be indemnified under the laws of the State of Delaware. All advances shall be made by the Company within 10 days after the request therefor by Executive accompanied by a statement by Executive's counsel that the amount of advance requested is fair and reasonable.
                 The Indemnification provided in this Article II shall enure to the benefit of Executive, his heirs, executors and administrators. The Company shall enter into a separate Indemnification Agreement with Executive which shall incorporate the provisions of this Article II.






                 ARTICLE III
                   DUTIES

                 (A)  Executive shall, during the term of his
employment with the Company, and subject to the reasonable and good faith direction and control of the Company's Board of Directors, perform such duties and functions for the Company as he may be called upon to perform by the Company's Board of Directors during the term of this Agreement consistent with the position of President and Chief Executive Officer.
                 (B)  The Executive agrees to devote his best
efforts to the performance of his duties for the Company and to render such services for any subsidiary corporations of the Company.
                 (C)  The Executive shall perform, in
conjunction with the Company's Senior Management, to the best of his ability the following services and duties for the Company and its subsidiary corporations (by way of example, and not by way of limitation):
                      (i)  Those duties attendant to the
position with the Company for which he is hired;
                      (ii) Financial and strategic planning to preserve and enhance the Company's business;
                      (iii)  Promotion of the relationships of
the Company and its subsidiary corporations with their respective employees, customers, suppliers and others in the business and investment community.
                 (D)  The Company acknowledges that Executive
has substantial business and financial background and experience, and has acted and continues to act in an advisory capacity to various businesses as well as engaging in investment and merchant banking through affiliated entities (the "Non-Competitive Activities"). The Company consents to Executive continuing to engage in the Non-Competitive Activities for his own pecuniary benefit. The Company further consents to Executive devoting less than his full business time to the performance of his duties hereunder, having due regard to the fact that it is Executive's normal practice to work extended business hours.

ARTICLE IV
PRINCIPAL BUSINESS LOCATION OF EXECUTIVE;
ESTABLISHMENT OF CALIFORNIA OFFICE

                 (A)  Executive shall be based in the Greater
Los Angeles/Orange County, California Area, and shall undertake such occasional travel, within or without the United States as is or may be reasonably necessary in the interests of the Company. Executive shall be in attendance at the Company's Chesterfield, Missouri principal business facilities at such occasional and incidental times as may be reasonably necessary to the performance of his duties hereunder, having due regard to the ability of Executive to adequately interact with the Company's Chesterfield, Missouri facility by telephone, telefax and computer, and having further regard to the contemplated objective of implementing the Company's intended business plans and programs which may not necessarily require extended presence in Missouri.

                 (B)  To facilitate the performance of his
duties hereunder, the Company shall, within 90 days from the date hereof, open, furnish, equip and staff an office in Los Angeles or Orange County, California; the site to be selected by Executive (the "California Office"). In the alternative, the Company shall reimburse Chriss Street and Company, the sum of $3,000 per month for the temporary use of office facilities and personnel.

                  ARTICLE V
                COMPENSATION

                 (A)  Commencing the date hereof and during
the full term of this Agreement, Executive shall receive a base salary (the "Base Salary") at the rate of $150,000 per annum payable in equal weekly increments.
                 (B) Executive may receive such other bonuses or additional compensation as may be determined from time to time by the Board of Directors.
                 (C)  The Company shall deduct from
Executive's compensation all federal, state and local taxes which it may now or may hereafter be required to deduct.

ARTICLE VI
      SPECIAL SEVERANCE BENEFIT
UPON CHANGE IN CONTROL

                            In the event of a Change in Control of the
Company, as defined herein, the Company shall pay to Executive a special severance benefit equal to the sum of (i) Executive's
Base Salary for the unexpired portion of the term and (ii) two times the sum of Executive's prevailing Base Salary, provided that following such Change in Control (i) his employment is terminated by the Company within three years of the date of such Change in Control or (ii) though not terminated by the Company, within three years from the date of the Change in Control, Executive's duties and responsibilities are materially curtailed or diminished from those prevailing immediately preceding the time of the Change in Control, and following such material curtailment or diminution, Executive elects to terminate his employment irrespective of whether or not the term of his Agreement shall have expired.
                 As used herein, a Change in Control of the Company shall mean the acquisition by any person or group as defined in Rule 13D(3) under the General Rules and Regulations under the Securities Exchange Act of 1934 (other than a corporation or employee benefit plan sponsored by the corporation) of the beneficial ownership of right to vote 20% or more of the total number of votes of the Company's voting securities eligible to vote in the election of Directors of the Company.

ARTICLE VII
BENEFITS
                 (A)  During the term hereof, (i) the Company
shall reimburse Executive for the premium cost of health and major medical insurance for Executive and Executive's dependents upon presentation of vouchers therefor; (ii) when obtained by the Company, and when made generally available to the Company's senior management, the Company shall provide Executive with dental and eye care coverage; (iii) Executive shall be reimbursed by the Company, upon presentation of appropriate vouchers, for all reasonable business expenses incurred by the Executive on behalf of the Company; (iv) the Company shall pay to Executive an automobile allowance of $500 per month, which shall be for the purpose of partially reimbursing Executive for the use by Executive of his personal automobile. In addition, the Company shall pay directly or reimburse Executive, upon presentation of vouchers therefor, for the full cost of Executive's automobile insurance, repairs, maintenance, gasoline charges, monthly garage cost and mobile telephone.
                 (B)  The Company will obtain and maintain
during the full term hereof and at its sole cost and expense a policy of term life insurance on the life of Executive in the amount of $500,000 payable to a beneficiary named and designated by Executive.
                 (C)  For each year of the term hereof,
Executive shall be entitled to paid vacation consistent with prevailing Company vacation policy for the Company's senior management. At Executive's option, accrued but unused vacation shall be payable in cash.
                 (D)  The Company shall obtain a long term
disability insurance policy for Executive's benefit. Executive shall be provided with such disability benefit equal to 100% of Executive's prevailing Base Salary at a premium cost at the sole cost and expense of the Company.

ARTICLE VIII
     NON-DISCLOSURE

                 The Executive shall not, at any time during or after the termination of his employment hereunder except when acting on behalf of and with the authorization of the Company, make use of or disclose to any person, corporation, or other entity, for any purpose whatsoever, any trade secret or other confidential information concerning the Company's business, finances, marketing information, managed care business, plans and programs, psychiatric and dependency operations, and information relating to any managed care, capitation, sales or marketing programs of the Company (collectively referred to as the "Proprietary Information"). For the purposes of this Agreement, trade secrets and confidential information shall mean information disclosed to the Executive or known by him solely as a consequence of his employment by the Company, whether or not pursuant to this Agreement, and not generally known (other than as disclosed by any person in breach of any obligation of confidentiality to the Company) in the industry, concerning the business, finances, methods, operations, marketing information, and information relating to the sales and marketing of the Company. The foregoing is intended to be confirmatory of the common law of the state of California relating to trade secrets and confidential information.

                ARTICLE IX
           RESTRICTIVE COVENANT

                 (A)  In the event of the voluntary
termination of employment with the Company by Executive, Executive agrees that he will not, for a period of one year following such termination, directly or indirectly enter into or become associated with or engage in any other business (whether as a partner, officer, director, shareholder, employee, consultant, or otherwise), which business is primarily involved in the business of developing, marketing, owning or operating facilities providing psychiatric care or drug or alcohol dependency rehabilitation or treatment, or providing or marketing managed health care programs on a contract or capitated basis.
                 (B)  In furtherance of the foregoing,
Executive shall not during the aforesaid period of non-competition, directly or indirectly, in competition with the Company, solicit any management person who was employed by the Company or solicit any provider, insurer or group through, from or with which the Company transacted any managed health care business. The foregoing shall not be deemed or construed to prevent Executive from soliciting any consultant or advisor to the Company for any project that Executive may participate in which is not in violation of this Article IX.
                 (C)  If any court shall hold that the
duration of non-competition or any other restriction contained in this paragraph is unenforceable, it is our intention that same shall not thereby be terminated but shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable or in the alternative such judicially substituted term may be substituted therefor.

ARTICLE X
       TERM

                            This Agreement shall be for a term of three
years commencing January 1, 1995 and terminating on
December 31, 1998.   The Company agrees to notify Executive in
writing of its intent to negotiate a renewal of this Agreement six months prior to the expiration of the term hereof. If the Company elects not to seek to renegotiate a renewal, or if the Company fails to reach agreement with Executive as to the terms of renewal, then the Company agrees to pay to Executive, upon the expiration of this Agreement without renewal, a severance benefit equal to 50% of the aggregate amount of Executive's then prevailing annual Base Salary.

ARTICLE XI
DISABILITY DURING TERM
                 In the event that the Executive becomes totally disabled so that he is unable or prevented from performing any one or all of his usual duties hereunder, the Company shall nevertheless continue to compensate him, and he shall continue to receive his Base Salary as provided under Article V of this Agreement for the remainder of the unexpired term. The obligation of the Company to make the aforesaid payments shall be modified and reduced and the Company shall receive a credit for all disability insurance payments which Executive may receive or to which he may become entitled; provided, however, that the premiums for such disability insurance had been paid by the Company or had been reimbursed to Executive by the Company.
ARTICLE XII
RIGHTS FOLLOWING TERMINATION
                 The Company recognizes that Executive has agreed to become employed by the Company and to accept a Base Compensation which is less than that which Executive could otherwise command in the market. In consideration therefor, the Company agrees that in the event of the termination of this Agreement by the Company for any reason whatsoever (with or without cause, with the sole exception of the commission by Executive of any criminal act against the Company involving theft, embezzlement, misappropriation of property, or criminal fraud) or by reason of the death or disability of Executive, the Company shall nevertheless pay to Executive (or to Executive's estate or representative in the case of death), within 30 days following such termination, the full amount of Executive's then prevailing Base Salary for the full remaining unexpired term of this Agreement, and Executive shall not be obligated or required to mitigate any damages. The Company acknowledges that the foregoing constitutes reasonable liquidated damages to be paid to Executive.

                ARTICLE XIII
                STOCK OPTIONS

                 The Option Agreement dated August 25, 1994 pursuant to which Executive has been granted options to purchase Common Stock of the Company is herewith ratified and confirmed.
                 ARTICLE XIV
       TERMINATION OF PRIOR AGREEMENTS

                 This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements between the parties, whether oral or written.

                 ARTICLE XV
                 ARBITRATION

                 Any dispute arising out of the interpretation, application and/or performance of this Agreement shall be settled through final and binding arbitration before a single arbitrator in the City of Los Angeles, the State of California in accordance with the commercial rules of the American Arbitration Association. The arbitrator shall be selected by the Association and shall be an attorney at law experienced in the field of corporate law. Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties.

                 ARTICLE XVI
                SEVERABILITY

                 If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

                ARTICLE XVII
                   NOTICE

                 All notices required to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given only if delivered to the addressee in person or mailed by certified mail, return receipt requested, as follows:

IF TO THE COMPANY:    Comprehensive Care Corporation
                      16305 Swingley Ridge Road
                      Chesterfield, Missouri  63017


IF TO THE EXECUTIVE:  Chriss W. Street
                      ___________________________
                      ___________________________


or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph.

                ARTICLE XVIII
                   BENEFIT

                 This Agreement shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of the Executive.

                 ARTICLE XIX
                   WAIVER
     The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity.

                 ARTICLE XX
                GOVERNING LAW
                 This Agreement has been negotiated and executed in the State of California, and California law shall govern its construction and validity.

                 ARTICLE XXI
              ENTIRE AGREEMENT
                 This Agreement contains the entire agreement between the parties hereto. No change, addition or amendment shall be made hereto, except by written agreement signed by the parties hereto.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affixed their hands and seals the day and year first above written.

(Corporate Seal)      COMPREHENSIVE CARE CORPORATION



                           By





                           CHRISS W. STREET (Executive)